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                                                                    EXHIBIT 15.2


                       [DELOITTE & TOUCHE LLP LETTERHEAD]


Board of Directors
Sharper Image Corporation
San Francisco, California


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sharper Image Corporation for the periods ended October 31, 1995 and 1994, as indicated in our report dated November 17, 1995; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 31, 1995, is incorporated by reference in Registration Statement Nos. 33-12755 and 33-80504 on Forms S-8 of Sharper Image Corporation.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
-------------------------
November 17, 1995


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